NIMS Announces Appointment of Steven B Mrha as Chief Operating Officer

MIAMI, FL - December 27, 2007 - Marvin A Sackner, M.D., Chief Executive Officer and Chairman Board of Directors, Non-Invasive Monitoring Systems, Inc. [NIMS] (NIMU.OB) announced the appointment of Steven B. Mrha as Chief Operating Officer of the Company to begin January 14, 2008.

Steven B. Mrha has been Vice President of Sales and Marketing for IVX Animal Health, a member of the TEVA Group, based in St. Joseph, MO. In 2005, IVX Animal Health was established through the acquisition of Phoenix Scientific, Inc. by IVAX Corporation and its merger with IVAX's animal health division, DVM Pharmaceuticals, Inc. Prior to the merger, Steven held the position of Vice President of Sales and Marketing for DVM Pharmaceuticals. He was responsible for developing and implementing the company core strategy and managing its execution. With his primary supervision of a nationwide sales force, a dynamic marketing department and reliable customer service department, DVM Pharmaceuticals gross revenue doubled in a six year period. Steven was also instrumental in both business and product development for DVM and in 1999 and 2002, he was honored with DVM Pharmaceuticals Award of Excellence representing outstanding performance towards the growth and future of the company. Following the merger with IVAX, Steven successfully led the commercial operations of the largest generic pharmaceutical company and premier branded dermatological/nutraceutical company in the animal health industry. In 2006, TEVA Corporation acquired IVAX resulting in the integration of IVX AH into TEVA.

Dr Sackner stated that “he is pleased that Steven Mrha has joined the Company as COO. He is a progressive, results oriented, award winning sales and marketing professional, with more than 20 years of sales management experience and a commitment to the belief that good team leadership and a hands-on approach to management bring increased standards and profits. He will be responsible for NIMS’ marketing and sales efforts for Exer-Rest’and Somno-Ease’ patented motorized motion platforms.”

Dr Sackner indicated that Exer-Rest’ will be available for marketing and sales in Canada, UK, Europe, South America, the Middle East and India in February 2008. Somno-Ease’ will be available in United States and those countries in April or May 2008. SingLin based in Taichung, Taiwan will distribute these products in the Far East.

The Exer-Rest’ motorized motion platform moves a supine individual repetitively head to foot about 140 times per minute. It has the appearance and functionality of either a cot or twin bed in standard and extra-long dimensions. Exer-Rest is currently being tested in a controlled pilot study for temporary relief of musculoskeletal pain associated with osteoarthritis of the hip(s) prior to the launch of a pivotal trial to be submitted to FDA for approval to market in the United States. Dr. Sackner added that “the Exer-Rest has the potential to serve as a non-invasive, drug-free, holistic alternative to drugs for the relief of the often debilitating pain of osteoarthritis.” Dr. Sackner further stated that “NIMS’ patented “Somno-Ease’,” is a motorized motion bed with gentle back and forth movements to soothe adults in the same way a mother soothes her baby as she pushes the baby carriage back and forth.” It also has a feedback mechanism to aid users in slow breathing maneuvers as a means to reduce stress.

Further information on the Company can be obtained on NIMS’ website at www.nims-us.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Non-Invasive Monitoring Systems, Inc., IVAX Building, 4400 Biscayne Blvd. 6th Floor, Miami, FL 33137 Emerance Gummels, 305/861-0075 egummels@accelerationtherapeutics.com